EATON VANCE INSURED [NAME OF FUND]
FUND

AMENDMENT TO AGREEMENT AND
DECLARATION OF TRUST


	AMENDMENT effective February 1, 2010,
made to the Agreement and Declaration of Trust dated
[DATE], as amended, (hereinafter called the "Declaration") of Eaton Vance [NAME OF FUND]
Fund, a Massachusetts business trust (hereinafter called the "Trust"), by at least a majority of the Trustees of the Trust in office on October 19, 2009.

	WHEREAS, Section 8.3 of Article VIII of the
Declaration empowers the Trustees of the Trust to amend the Declaration without the vote or consent of Shareholders to change the name of the Trust;

	WHEREAS, the Trustees of the Trust have
deemed it desirable to amend the Declaration in the following manner to change the name of the Trust;

	NOW, THEREFORE, at least a majority of the duly elected and qualified Trustees do hereby amend the Declaration in the following manner:

1.	The caption at the head of the
Declaration is hereby amended to read
as follows:

EATON VANCE [NAME OF FUND] FUND


2.	Article I Section 1.1 of the Declaration
is hereby amended to read as follows:

ARTICLE I

	Section 1.1. Name.  The name of the
trust created hereby is Eaton Vance [NAME OF
FUND] Fund.


*      *      *      *      *


IN WITNESS WHEREOF, the undersigned certifies this amendment has been duly adopted at a meeting of the Board of Trustees held on October 19, 2009. Signed this
1st day of February, 2010.


_/s/ Maureen A. Gemma
Maureen A. Gemma
Secretary to the Trust

2
Form of DOT Amendment